Exhibit 99.2

FIRST AMENDMENT TO

OSCAR HEALTH, INC.

2022 EMPLOYMENT INDUCEMENT INCENTIVE AWARD PLAN

This First Amendment (this “Amendment”) to the Oscar Health, Inc. 2022 Employment Inducement Incentive Award Plan (the “Plan”), is adopted by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Oscar Health, Inc., a Delaware corporation (the “Company”), effective as of March 27, 2023 (“the Amendment Effective Date”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

RECITALS

A.	The Company currently maintains the Plan.

B.	Pursuant to Article 3 and Section 10.4 of the Plan, the Committee (as the Administrator of the Plan) has the authority to amend the Plan at any time.

C.	The Committee believes it is in the best interests of the Company and its stockholders to amend the Plan to increase the Overall Share Limit as set forth herein.

AMENDMENT

The Plan is hereby amended as follows, effective as of the Amendment Effective Date, except as otherwise provided below:

1.	Section 11.25. Section 11.25 of the Plan is hereby deleted and replaced in its entirety with the following:

“ ‘Overall Share Limit’ means 18,320,000 Shares.”

2.	This Amendment shall be and, as of the Amendment Effective Date, is hereby incorporated in and forms a part of the Plan.

3.	Except as expressly provided herein, all terms and conditions of the Plan shall remain in full force and effect.

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